Exhibit 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Contact: Debra Wasser, SVP, Investor Relations & Corp. Communications, 516-677-0200 x1472

VEECO PATENT LITIGATION AGAINST ASYLUM RESEARCH SET FOR TRIAL

WOODBURY, NY, November 27, 2007 — Veeco Instruments Inc. (Nasdaq: VECO), today announced that the United States District Court in Los Angeles issued an order in Veeco’s patent infringement action against Asylum Research Corporation.  The order was issued on March 19, 2007 under seal, and the Court has just lifted the seal.  The order addressed the parties’ summary judgment motions that were filed in 2004.

In a lengthy opinion dealing with Veeco’s patent claims against Asylum Research relating to atomic force microscopes (AFM), the Court ruled that Veeco had presented sufficient evidence of Asylum’s infringement as to three of Veeco’s patents to set the case for trial.  Veeco expects the trial to commence in the first half of 2008.  Veeco intends to vigorously pursue its claims and to seek an injunction barring the sale of any infringing Asylum AFMs.

John R. Peeler, Chief Executive Officer of Veeco, commented “We are pleased that the Court rejected most of Asylum’s defenses and has set the case for trial.  We continue to look forward to a positive resolution of our U.S. litigation against Asylum.  We welcome fair and honest competition, but we will vigorously defend our intellectual property.  Veeco has invested tens of millions of dollars to develop and/or license AFM technology and related intellectual property.  In the interests of our employees, customers and shareholders, we intend to protect that investment.”

In the ruling, the Court narrowly interpreted two other patents Veeco had asserted against Asylum and therefore found that Asylum did not infringe these two patents.  Veeco disagrees with this narrow interpretation and believes it has a strong basis to appeal this interpretation at the appropriate time.

Veeco is the world leader in atomic force and scanning probe microscopy, with an installed base of over 8,000 systems at university and research/nanotechnology centers worldwide.  In this lawsuit, Veeco alleges that the manufacture, use and sale of Asylum’s MFP-3D atomic force microscope constitutes willful infringement of Veeco patents.  Veeco is seeking monetary damages and a permanent injunction to stop infringement.  Asylum is a private company founded by former Veeco employees.

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide data storage, semiconductor, HB-LED/wireless and scientific research markets.  Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices.  Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2006 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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